As filed with the Securities and Exchange Commission on December 24, 2012

Registration No. 333-174683

Registration No. 333-159024

Registration No. 333-125033

Registration No. 333-109134

Registration No. 333-37410

Registration No. 333-74406

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-174683

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-159024

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-125033

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-109134

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-37410

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-74406

UNDER

THE SECURITIES ACT OF 1933

AMERIGROUP Corporation

(Exact name of registrant as specified in charter)

Delaware	54-1739323
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4425 Corporation Lane, Virginia Beach, Virginia	23462
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (757) 490-6900

AMERIGROUP Corporation Employee Stock Purchase Plan

AMERIGROUP Corporation 2009 Equity Incentive Plan

AMERIGROUP Corporation 2005 Equity Incentive Plan

AMERIGROUP Corporation 2003 Equity Incentive Plan

AMERIGROUP Corporation Employee Stock Purchase Plan

AMERIGROUP Corporation 2000 Equity Incentive Plan

AMERICAID, Inc. 1994 Stock Plan

(Full Titles of the Plans)

Nicholas J. Pace, Esq.

4425 Corporation Lane

Virginia Beach, Virginia 23462

(757) 490-6900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Stacy J. Kanter, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

(212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filter, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements of AMERIGROUP Corporation (the “Company”) on Form S-8 (collectively, the “Registration Statements”):

•

Registration Statement No. 333-174683, registering 1,200,000 shares of the Company’s common stock, $0.01 par value per share (“Common Stock”) under the AMERIGROUP Corporation Employee Stock Purchase Plan;

•	Registration Statement No. 333-159024, registering 10,573,977 shares of the Company’s Common Stock under the AMERIGROUP Corporation 2009 Equity Incentive Plan;

•	Registration Statement No. 333-125033, registering 9,505,391 shares of the Company’s Common Stock under the AMERIGROUP Corporation 2005 Equity Incentive Plan;

•	Registration Statement No. 333-109134, registering 4,184,504 shares of the Company’s Common Stock under the AMERIGROUP Corporation 2003 Equity Incentive Plan;

•	Registration Statement No. 333-37410, registering 600,000 shares of the Company’s Common Stock under the AMERIGROUP Corporation Employee Stock Purchase Plan; and

•

Registration Statement No. 333-109134, registering 1,360,817 shares of the Company’s Common Stock under the AMERICAID, Inc. 1994 Stock Plan and 2,327,257 shares of the Company’s Common Stock under the AMERIGROUP Corporation 2000 Equity Incentive Plan.

On December 24, 2012, the Company completed the merger contemplated by the Agreement and Plan of Merger (as amended by Amendment No. 1 thereto, the “Merger Agreement”), dated as of July 9, 2012, among the Company, WellPoint, Inc. (“WellPoint”) and WellPoint Merger Sub, Inc., an indirect wholly-owned subsidiary of WellPoint (“Merger Sub”). Pursuant to the Merger Agreement, the Company was acquired by WellPoint through a merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as an indirect, wholly owned subsidiary of WellPoint. At the effective time of the Merger, (i) each outstanding share of Company common stock, other than treasury shares held by the Company and any shares of Company common stock beneficially owned by WellPoint, Merger Sub, any of their wholly-owned subsidiaries or any person who properly demanded statutory appraisal of their shares, was converted into the right to receive $92.00 in cash, without interest and subject to any applicable withholding taxes, and (ii) equity awards relating to Company common stock were treated in accordance with the Merger Agreement and agreements entered into in connection with the Merger.

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Company hereby terminates the effectiveness of the Registration Statements and, in accordance with an undertaking made by the Company in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Company registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, AMERIGROUP Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Virginia Beach, State of Virginia, on this 24th day of December, 2012.

AMERIGROUP CORPORATION

By:	/s/ James G. Carlson
Name:	James G. Carlson
Title:	Chairperson, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ James G. Carlson James G. Carlson	Chairperson, President and Chief Executive Officer (Principal Executive Officer)	December 24, 2012

/s/ R. David Kretschmer R. David Kretschmer	Treasurer (Principal Financial Officer & Principal Accounting Officer)	December 24, 2012

/s/ Carter A. Beck Carter A. Beck	Director	December 24, 2012

/s/ James G. Carlson James G. Carlson	Director	December 24, 2012

/s/ Catherine I. Kelaghan Catherine I. Kelaghan	Director	December 24, 2012